UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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AMERICAN HOMES 4 RENT
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TO THE SHAREHOLDERS OF

AMERICAN HOMES 4 RENT

March 29, 2019

Dear American Homes 4 Rent Shareholder:

On behalf of the Board of Trustees of American Homes 4 Rent, I am pleased to invite you to our 2019 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 9, 2019, at 10:00 a.m., local time, at our office located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. You may attend the meeting in person or by proxy.

The matters to be considered at the meeting are described in detail in the attached notice of meeting and proxy statement. You are encouraged to review them before voting.

Your vote is important, and we urge you to cast your vote as soon as possible. You may vote your shares over the Internet, by telephone, or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or voting instruction card by signing, dating and returning the enclosed proxy card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your continued trust and confidence as an investor in American Homes 4 Rent.

Sincerely,

David P. Singelyn Chief Executive Officer

AMERICAN HOMES 4 RENT

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders of American Homes 4 Rent, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Date and Time:	Thursday, May 9, 2019 at 10:00 a.m., Pacific Time.

Place:	American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

Items of Business:	1.	To elect ten trustees from the nominees named in the attached proxy statement to serve until the 2020 Annual Meeting of Shareholders;

	2.	To ratify the Audit Committee’s appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

	3.	To hold a non-binding, advisory vote on named executive officer compensation; and

	4.	To consider and act upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees unanimously recommends that you vote “FOR” each of the trustee nominees, “FOR” ratification of the appointment of Ernst & Young, LLP, and “FOR” approval of the advisory vote on executive compensation. Detailed information concerning these proposals is included in the accompanying proxy statement.

Proxy Materials:	The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at: www.ah4r.com/ForInvestors/AnnualMeetingDocs2019

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 8, 2019 of our Class A or Class B common shares of beneficial interest, par value $0.01 per share.

Voting:	Your vote is very important. To ensure your representation at the meeting, please vote over the Internet or by telephone, or if you have elected to receive printed copies, by mail or as instructed on the proxy card or voting instruction card you receive. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Trustees,

Stephanie Heim

Executive Vice President - Counsel & Assistant Secretary

March 29, 2019

American Homes 4 Rent – 2019 Proxy Statement	i

ii	American Homes 4 Rent – 2019 Proxy Statement

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 9, 2019

This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This proxy statement is being sent or made available to you on or about March 29, 2019.

Matters to be voted on at the 2019 Annual Meeting

As described in this proxy statement, shareholders will vote on the following matters at the 2019 Annual Meeting:

•	The election of ten trustees from the nominees named in Proposal 1 to the Board to serve until the 2020 Annual Meeting of Shareholders;

•	The ratification of the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, as set forth in Proposal 2; and

•	An advisory vote to approve the compensation of our named executive officers as set forth in Proposal 3.

Board recommendations: Our Board unanimously recommends that you vote “FOR” each of the ten nominees for trustee and “FOR” Proposals 2 and 3.

These proposals are discussed in more detail in this proxy statement and you should read the entire proxy statement carefully before voting. We will also consider any other matters properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

American Homes 4 Rent – 2019 Proxy Statement	1

PROPOSAL 1

ELECTION OF TRUSTEES

Our Trustees

Our Board consists of eleven members, ten of whom are identified below as nominees. Dann V. Angeloff, age 83, will retire from the Board at the 2019 Annual Meeting after serving as a trustee since the company was founded in 2012. Seven of the current trustees are considered “independent” within the meaning of the listing standards of the NYSE.

Trustee Succession Planning

Led by our Nominating and Corporate Governance Committee, our Board of Trustees continues to focus on ensuring a smooth transition if and when trustees decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, independence and diversity to support our strategic direction and operating environment. Among other aspects of the process, our Board:

•	Identifies the collective mix of desired skills, experience, knowledge, diversity and independence of our Board taken as a whole, and identifies potential opportunities for enhancement;

•	Considers each current trustee’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geographic, gender and ethnicity);

•	Considers the results of the Board and committee self-evaluations; and

•	Considers the recommendations of Board members and third parties to identify and evaluate potential trustee candidates.

In anticipation of Mr. Angeloff’s retirement from the Board at the 2019 Annual Meeting pursuant to the Board’s Trustee Retirement Policy, the Board elected two new trustees to the Board in January 2019—Winifred “Wendy” Webb and Jay Willoughby. Additional information concerning the trustee nomination and selection process is provided below in “Consideration of Candidates for Trustee.”

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the following incumbent trustees for re-election to the Board to serve for a one-year term beginning with the 2019 Annual Meeting, or until their successors, if any, are elected or appointed: Douglas N. Benham, John “Jack” Corrigan, Tamara Hughes Gustavson, Matthew J. Hart, B. Wayne Hughes, James H. Kropp, David P. Singelyn, Winifred “Wendy” Webb, Jay Willoughby and Kenneth M. Woolley. Each nominee has consented to be named in this proxy statement and to serve if elected.

Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of the company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the company and a dedication to enhancing shareholder value.

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PROPOSAL 1

Nominee	Age	Principal Occupation	Trustee since	Committee Membership
B. Wayne Hughes	85	Founder and Chairman of the Board, American Homes 4 Rent	2012
David P. Singelyn	57	Chief Executive Officer, American Homes 4 Rent	2012
John “Jack” Corrigan	58	Chief Operating Officer, American Homes 4 Rent	2012
Douglas N. Benham	62	President and Chief Executive Officer, DNB Advisors, LLC	2016	• Compensation • Nominating and Corporate Governance
Tamara Hughes Gustavson	57	Real Estate Investor; Philanthropist	2016
Matthew J. Hart	66	Retired President and Chief Operating Officer, Hilton Hotels Corporation	2012	• Audit • Compensation • Nominating and Corporate Governance
James H. Kropp	70	Chief Investment Officer, SLKW Investments LLC	2012	• Audit (Chair) • Nominating and Corporate Governance
Winifred “Wendy” Webb	61	Chief Executive Officer of Kestrel Advisors	2019
Jay Willoughby	60	Chief Investment Officer of TIFF Investment Management	2019
Kenneth M. Woolley	72	Founder and Executive Chairman, Extra Space Storage, Inc.	2012	• Compensation (Chair) • Audit

Biographical Information about our Trustee Nominees

Set forth below is biographical information for each of the trustee nominees.

B. Wayne Hughes—Mr. Hughes, age 85, is a founder of the company and has served as our Non-Executive Chairman since October 2012. In June 2011, Mr. Hughes co-founded American Homes 4 Rent, LLC (“AH LLC”), a private company formed to capitalize on the dislocation in the single-family home market and an affiliate of the company until AH LLC was dissolved in 2016. In 1972, Mr. Hughes founded Public Storage (NYSE: PSA), one of the nation’s largest real estate investment trusts, where he served as a trustee from 1980 to 2012 and retired as Chief Executive Officer in November 2002. In 2006, Mr. Hughes founded ACE, a real estate management company with 62 retail and office properties across California and Hawaii. Mr. Hughes earned a B.A. in Business from the University of Southern California and is qualified to serve as a trustee of the company due to his more than 40 years of real estate, financial and operational expertise, including the organization of Public Storage in 1972 and its management until 2002. Mr. Hughes is the father of Tamara Hughes Gustavson, who serves as a trustee of the Board.

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PROPOSAL 1

David P. Singelyn—Mr. Singelyn, age 57, has served as a trustee of the company and our Chief Executive Officer since October 2012. Mr. Singelyn co-founded AH LLC with Mr. Hughes in June 2011 and served as the Chief Executive Officer of American Homes 4 Rent Advisor, LLC, our former manager, until the company internalized its senior management on June 10, 2013. From 2003 through April 2013, Mr. Singelyn was Chairman and President of Public Storage Canada, a real estate company previously listed on the Toronto Stock Exchange, where he built a management team that restructured the operations of Public Storage Canada, including building an operations team and installing accounting and operating computer systems. In 2010, Mr. Singelyn facilitated the restructuring of the ownership entity that was traded on the Toronto stock exchange resulting in Public Storage Canada “going private.” In 2005, Mr. Singelyn, along with Mr. Hughes, founded ACE, and he now serves as a co-manager of ACE. Mr. Singelyn is also a director of the William Lawrence and Blanche Hughes Foundation, a non-profit organization dedicated to research of pediatric cancer. Mr. Singelyn served as the Treasurer for Public Storage, from 1989 through 2003, where he was responsible for equity capital raising, debt issuances, corporate cash management and financial management for Public Storage and its subsidiary operations. During his tenure, and with his involvement, Public Storage raised funds through the public and institutional marketplaces, including from several state pensions. Mr. Singelyn started his career at Arthur Young and Company (now a part of Ernst & Young, LLP) and also served as Controller of Winchell’s Donut Houses where he was responsible for all accounting functions. Mr. Singelyn earned a B.S. in Accounting and a B.S. in Computer Information Systems from California Polytechnic University—Pomona. He is also a member of the Dean’s Advisory Council of California State Polytechnic University, Pomona – College of Business. Mr. Singelyn is qualified to serve as a Trustee due to his extensive real estate, financial and operational experience with private and public companies.

John “Jack” Corrigan—Mr. Corrigan, age 58, has served as a trustee of the company and our Chief Operating Officer since October 2012. From November 2011 until our internalization of senior management in June 2013, Mr. Corrigan was the Chief Operating Officer of American Homes 4 Rent Advisor, LLC, our former manager. From 2006 to 2011, Mr. Corrigan was the Chief Executive Officer of A & H Property and Investments, a full-service leasing and property management company in Los Angeles County with a portfolio of residential, retail, industrial and office properties where he was responsible for acquisitions, dispositions, development, financing and management operations. Mr. Corrigan served as Chief Financial Officer of PS Business Parks Inc. (NYSE: PSB), a publicly-traded REIT specializing in office and industrial properties throughout the United States, from 1998 to 2004. Prior to his tenure at PS Business Parks, Mr. Corrigan was a partner in the accounting firm of LaRue, Corrigan & McCormick where he was responsible for the audit and consulting practice of that firm. Mr. Corrigan started his career at Arthur Young and Company (now a part of Ernst & Young, LLP) and later served as Vice President and Controller of Storage Equities, Inc. (a predecessor entity to Public Storage). Mr. Corrigan earned a B.S. in Accounting from Loyola Marymount University. Mr. Corrigan is qualified to serve as a trustee of the company due to his extensive real estate, financial and operational experience with public and private companies.

Douglas N. Benham—Mr. Benham, age 62, is a member of the Compensation Committee and the Nominating and Corporate Governance Committee and joined the Board in March 2016. He was appointed to the Board in connection with the company’s merger with American Residential Properties, Inc. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby’s Restaurant Group, Inc. from 2004 to 2006. From 1989 until 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors, of RTM Restaurant Group, Inc., an Arby’s franchisee. Currently, Mr. Benham also serves as a director of CNL Healthcare Properties II, Inc., a non-traded public real estate investment trust. He formerly served as a director of American Residential

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PROPOSAL 1

Properties, Inc. until its acquisition in 2016, as Chairman of the Board and Executive Chair of Bob Evans Farms, Inc. until its acquisition in 2018, as a director of the Global Income Trust, a non-traded public real estate investment trust, until its acquisition in 2015, as a director of Sonic Corp. (NASDAQ: SONC) until 2014, and as a director of O’Charley’s Inc. until its acquisition in 2012. He is also a member of the Board of Advisors/Managers of Quiznos, Border Partners and United Pacific Oil, which are privately held companies. He received a B.A. in Accounting from the University of West Florida. Mr. Benham is qualified to serve as a trustee of the company because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.

Tamara Hughes Gustavson—Ms. Gustavson, age 57, joined the Board in August 2016. She is also a real estate investor and philanthropist and has been a member of the Public Storage Board since November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President – Administration. During the past five years, Ms. Gustavson has been supervising her personal business investments and engaged in charitable activities. Ms. Gustavson also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest individual shareholder and a member of the family of B. Wayne Hughes (the Hughes Family) that collectively owns approximately 13% of the Company’s common shares. She is the daughter of B. Wayne Hughes, Chairman of the Board of American Homes 4 Rent. Ms. Gustavson is qualified to serve as a trustee of the company due to her extensive real estate, financial and operational experience with private and public companies.

Matthew J. Hart—Mr. Hart, age 66, is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and presides over the executive sessions of the Board. He joined the Board in November 2012. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, or Hilton, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. He also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company, Executive Vice President and Chief Financial Officer for Host Marriott Corp., Senior Vice President and Treasurer for Marriott Corporation and Vice President, Corporate Lending, for Bankers Trust Company. Mr. Hart currently serves on the board of directors of American Airlines Group, Inc. (NASDAQ: AAL) and Air Lease Corporation (NYSE: AL). Mr. Hart was also a director of US Airways Group, Inc. until it merged with American Airlines, Inc. in December 2013, and was a director of B. Riley Financial, Inc. until November 2015. Mr. Hart received a B.A. in Economics and Sociology from Vanderbilt University and an M.B.A. in Finance and Marketing from Columbia University. Mr. Hart is qualified to serve as a trustee of the company due to his financial expertise, risk management and real estate experience, extensive experience as a senior operating and finance executive in developing strategies for large public companies, his mergers and acquisitions experience, and his service as a public company director.

James H. Kropp—Mr. Kropp, age 70, is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee and has served as a trustee of the company since November 2012. Since 2009, Mr. Kropp has been the Chief Investment Officer of SLKW Investments LLC, a family investment office. Since 2012, he has been Chief Financial Officer of Microproperties LLC, an investor and asset manager of net leased restaurant properties. From 2009 until its sale in February 2012, he served as Interim CFO of TaxEase LLC, a tax lien finance company. Since 1998, Mr. Kropp has served as a director of PS Business Parks Inc. and is the Chair of its Compensation Committee and a member of its Nominating/Corporate Governance Committee. Since its founding in 2011, he has been a director of Corporate Capital Trust, a registered investment

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PROPOSAL 1

company, and Chair of its Audit Committee and a member of its Nominating/Corporate Governance Committee, positions he has also held at its affiliate, Corporate Capital Trust II, since its founding in 2015. Mr. Kropp earned a B.B.A. in Finance from St. Francis College. He was licensed as a CPA while at Arthur Young and Company (now a part of Ernst & Young, LLP). Mr. Kropp is qualified to serve as a trustee of the company due to his knowledge of investment banking and capital markets, specializing in real estate securities, his extensive experience with real estate businesses, including other real estate investment trusts, and his experience as a public company director.

Winifred “Wendy” Webb—Ms. Webb, age 61, is Chief Executive Officer of Kestrel Advisors, a position she has held since February 2013. Kestrel Advisors advises corporations on growth initiatives, governance, capital formation, and strategic issues. Previously, she was Managing Director of Tennenbaum Capital Partners and TCP Capital Corp. from 2010 to 2013. Ms. Webb was a member of the corporate executive team at Ticketmaster Entertainment as corporate Senior Vice President and Chief Communications & Investor Relations Officer from 2008 to 2010. From 1988 to 2008, she held various positions at The Walt Disney Company, including as corporate Senior Vice President of Investor Relations & Shareholder Services and as Executive Director for The Walt Disney Company Foundation. Her early career was in investment banking. Ms. Webb currently serves on the boards of directors of Wynn Resorts (NASDAQ: WYNN), and of ABM Industries (NYSE: ABM). She previously served on the boards of directors of TiVo Inc. (NASDAQ: TIVO) from January 2016 until it was acquired in September 2016, of 9 Spokes International (ASX: 9SP) from 2015 to 2018, of Jack in the Box Inc. (NASDAQ: JACK) from 2008 to 2014, and of nonprofit PetSmart Charities, Inc. from 2014 to 2016. Ms. Webb earned a B.A. with honors from Smith College and an M.B.A. from Harvard. She also serves as Co-Chair of nonprofit Women Corporate Directors (WCD), Los Angeles/Orange County Chapter. Ms. Webb is qualified to serve as a trustee of the company due to her knowledge of investment banking, extensive experience as a senior finance and investor relations executive, her involvement in real estate-related and digital companies, and her service as a public company director.

Jay Willoughby—Mr. Willoughby, age 60, is the Chief Investment Officer of TIFF Investment Management since 2015 where he is responsible for allocating capital on behalf of the organization. Before joining TIFF, Mr. Willoughby spent four years as the Chief Investment Officer of The Alaska Permanent Fund, with approximately $50 billion in assets and which was an early investor in American Homes 4 Rent. Previously, he was co-managing partner at Ironbound Capital Management and spent nine years with Merrill Lynch Investment Managers, LP as CIO Private Investors Group, head of research for Equity Funds and as Senior Portfolio Manager for the Merrill Lynch Real Estate Fund. Mr. Willoughby has been in the investment business for 35 years. He is a CFA charterholder and serves on the board of the Sustainability Accounting Standards Board (SASB) Foundation, which supports the development of accounting standards that help investors understand which sustainability factors can have a material impact on the future financial performance of individual public companies. Mr. Willoughby received a B.A. from Pomona College and an M.B.A. in Finance from Columbia University. Mr. Willoughby is qualified to serve as a trustee due to his knowledge of investment management, his experience as a real estate investor and knowledge of the single family rental business in general and the company in particular resulting from his role as the chief investment officer of The Alaska Permanent Fund when it made an early investment in the company and his membership on the board of the SASB Foundation.

Kenneth M. Woolley—Mr. Woolley, age 72, is Chairman of the Compensation Committee and a member of the Audit Committee and has served as a trustee since November 2012. He is the founder of Extra Space Storage, Inc. (NYSE: EXR), or Extra Space, a self-storage real estate investment trust, and he currently serves as its Executive Chairman. He served as Chairman and Chief Executive Officer of Extra Space from its inception in 2004 through March 2009 and was formerly Chief Executive Officer of

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PROPOSAL 1

Extra Space’s predecessor. From 1994 to 2002, he was an active participant on Storage USA’s Advisory Board. From 1983 to 1989, he acted as a preferred developer for Public Storage, Inc. Mr. Woolley has also developed over 13,000 apartment units in 40 projects and acquired over 15,000 apartment units in the past 25 years and is the founder of several companies in the retail, electronics, food manufacturing, airline and natural resources industries. Mr. Woolley received a B.A. in Physics from Brigham Young University and an M.B.A. and Ph.D. in Business Administration from Stanford University, Graduate School of Business. Mr. Woolley is qualified to serve as a trustee of the company due to his extensive experience with public real estate companies, including his executive experience with Extra Space, experience with multi-family properties and service as a public company director.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” all ten nominees for trustee for a one-year term.

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CORPORATE GOVERNANCE  AND BOARD MATTERS

Corporate Governance Framework

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include:

•	Annual Election of all Trustees

•	Majority Voting for Trustees

•	Presiding Independent Trustee

•	Regular Executive Sessions of Non-management Trustees

•	Separation of CEO and Chairman

•	Trustee Retirement Policy

•	Anti-Hedging and Anti-Short Sale Policies

•	Compensation Clawback Policy

•	Double Trigger Vesting for Time Based Equity Awards

The framework of our corporate governance is set forth in our charter and bylaws and the following documents:

•	Corporate Governance Guidelines that outline the Board’s overall governance practices

•	Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

•	The Code of Business Conduct and Ethics applicable to trustees, officers and all employees

•	Code of Ethics for Senior Financial Officers

The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are reviewed at least annually by the Nominating and Corporate Governance Committee, which considers whether to recommend any changes to the Board. Each Board committee reviews its charter at least annually.

The company’s Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the Board committee charters are available on the company’s website, www.americanhomes4rent.com under the tab “For Investors.” A copy of each may be obtained by sending a written request to the company’s Investor Relations Department, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab “For Investors” on the company’s website. Any amendments or waivers to the Code of Business Conduct and Ethics for trustees or executive officers may be made only by the Nominating and Corporate Governance Committee of our Board and will be disclosed on the company’s website or other appropriate means in accordance with applicable SEC and New York Stock Exchange (“NYSE”) requirements.

Board Leadership

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. B. Wayne Hughes serves as our Non-Executive Chairman. David P. Singelyn serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of the company.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Although the positions are currently held by separate individuals, the company does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having combined or separate roles for the Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of the company and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer serves the interests of the company and its shareholders well.

The Board has also established a position of independent presiding trustee, to provide for an independent leadership role on the Board. The independent presiding trustee, who must be one of the independent trustees, presides at meetings of all non-management trustees in executive session without the presence of management. These meetings are held on a regular basis, generally before or after each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without our chief executive officer or any other members of management present.

The independent presiding trustee of these sessions is appointed by the independent trustees annually for a one-year term expiring at the next annual meeting. Matthew J. Hart has been appointed as the independent presiding trustee for meetings of the non-management trustees until the 2019 Annual Meeting.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing the company’s approach to major risks and our policies for assessing and managing these risks. As part of its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in the NYSE rules. For example, the Audit Committee assists with the Board’s oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

The Board committees also hear reports from the members of management to enable each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company and on the recommendations of the Nominating and Corporate Governance

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CORPORATE GOVERNANCE AND BOARD MATTERS

Committee. The company’s Corporate Governance Guidelines require that a majority of the trustees be independent in accordance with the requirements of the rules of the NYSE and our Board continues to comply with that requirement. Our non-management and independent trustees meet regularly in executive sessions without members of management present, generally following each regularly scheduled Board meeting.

No trustee qualifies as independent unless the Board affirmatively determines that the trustee has no material relationship with the company and its management, based on all relevant facts and circumstances, in accordance with NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Following its annual review of each trustee’s independence in February 2019, the Nominating and Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, Tamara Hughes Gustavson, David P. Singelyn and John Corrigan, and (2) each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent pursuant to the rules of the NYSE.

In addition, the Board has determined that:

•

Each member of the Audit Committee meets the additional independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the SEC’s rules thereunder; and

•	Each member of the Compensation Committee meets the NYSE’s heightened independence requirements for compensation committee members.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees consists of at least three members, each of whom meets the independence standards of the NYSE. Matters put to a vote by any one of our three independent committees of our Board must be approved by a majority of the trustees on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by the unanimous written consent of the trustees serving on the committee. Additionally, our Board may from time to time establish other committees to facilitate the Board’s oversight of management of the business and affairs of the company.

Each of the standing committees operates pursuant to a written charter which is reviewed and reassessed annually and that can be viewed on our website at www.americanhomes4rent.com under the tab “For Investors.” A print copy will be provided to any shareholder who requests a copy by writing to the company’s Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab “For Investors” on the company’s website.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Our three standing committees are described below, and the current committee members and number of meetings held in 2018 are as follows:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dann V. Angeloff			Chair
Matthew J. Hart	Member	Member	Member
James H. Kropp	Chair		Member
Douglas N. Benham		Member	Member
Kenneth M. Woolley	Member	Chair
Number of meetings in 2018:	4	1	6

Audit Committee. Our Board has affirmatively determined that each of the Audit Committee members meets the definition of “independent trustee” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that each member of our Audit Committee qualifies as an “audit committee financial expert” under SEC rules and regulations. The Audit Committee’s principal functions consist of overseeing:

•	the integrity of our consolidated financial statements and financial reporting process;

•	our accounting and financial reporting processes;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	review of all related party transactions in accordance with our Related Party Transaction Policy;

•	the performance of our internal audit functions; and

•	our overall risk exposure and management.

Compensation Committee. The Compensation Committee’s principal functions consist of supporting the Board in fulfilling its oversight responsibilities relating to the following:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•

reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board the inclusion of the CD&A in the company’s Annual Report on Form 10-K and annual proxy statement;

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CORPORATE GOVERNANCE AND BOARD MATTERS

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing with management, management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees;

•	overseeing the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

During 2018, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers, as set forth in the Summary Compensation Table below.

Compensation Committee Interlocks and Insider Participation. None of our current Compensation Committee members is or was an officer or employee, or former officer or employee, of the company. None of our executive officers serve as a member of a board of directors, board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Oversight of Compensation Risks. In February 2019, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices of all employees of the company. During its review, the Compensation Committee discussed the report with senior management and discussed management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

To prepare the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, Chief Operating Officer, Chief Legal Officer, Senior Vice President of Administration and our Vice President of Human Resources, reviewed each of the company’s executive compensation programs, focusing on employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards and that the incentive compensation plans properly incentivize employees to achieve long-term goals and do not create undue risks for the company.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal functions consist of:

•	identifying, evaluating and recommending to the Board the trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board;

•	identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise;

•	developing and recommending to the Board for its approval, qualifications for trustee candidates and periodically reviewing these qualifications with the Board;

•	reviewing the committee structure of the Board and recommending trustees to serve as members or chairs of each committee of the Board;

•

developing and recommending to the Board a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the Board for approval as necessary;

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CORPORATE GOVERNANCE AND BOARD MATTERS

•	overseeing the annual self-evaluations of the Board and management; and

•	overseeing our Board’s compliance with our Code of Business Conduct and Ethics.

Board Orientation and Education

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have the opportunity to become a member of the National Association of Corporate Directors and access the many educational resources of that organization.

Trustee Compensation

Our Board has established a compensation program for our non-management trustees that includes a mix of cash and equity compensation. The Compensation Committee annually evaluates the adequacy of the trustee compensation program.

Retainers. During 2018, pursuant to this compensation program, we paid the following cash compensation to each of our independent trustees:

•	an annual cash retainer of $75,000;

•	an additional annual cash retainer of $10,000 to the chair of our Audit Committee;

•	an additional annual cash retainer of $7,500 to the chair of our Compensation Committee; and

•	an additional annual cash retainer of $7,500 to the chair of our Nominating and Corporate Governance Committee.

For 2019, the cash compensation was revised to increase the annual cash retainer for the chair of the Audit Committee to $15,000 and to pay the presiding independent trustee, who previously served without compensation, an annual cash retainer of $15,000.

We also reimburse our independent trustees for reasonable out-of-pocket expenses incurred in the performance of their duties as trustees, including without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. Trustees who are employees do not receive any compensation for their services as trustees.

Equity Awards. During 2018, each non-management trustee received an annual share option grant to acquire 10,000 Class A common shares and new non-management trustees received an initial option grant to acquire 10,000 Class A common shares with a grant price set at the closing price on the NYSE of the company’s Class A common shares on the date of grant. The option vests in four equal annual installments beginning one year from the date of grant.

For 2019, the annual share option grant will be replaced with an annual award on the date of the Annual Meeting of restricted shares units with a value of $75,000 as determined based on the closing price on the NYSE of the company’s Class A common shares on the date of grant. New trustees continue to receive an initial share option grant to acquire 10,000 Class A common shares that vests in four equal annual installments.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Trustee Compensation Table

The following table presents information relating to the total compensation of our non-employee trustees for the fiscal year ended December 31, 2018. Ms. Webb and Mr. Willoughby joined the Board in January 2019.

Messrs. Hughes, Singelyn and Corrigan did not receive any compensation for their services as trustees in 2018. Mr. Singelyn’s compensation as our Chief Executive Officer and Mr. Corrigan’s compensation as our Chief Operating Officer is described beginning on page 28.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
B. Wayne Hughes	$0	$0	$0
David P. Singelyn	$0	$0	$0
John Corrigan	$0	$0	$0
Dann V. Angeloff	$82,500	$30,320	$112,820
Douglas N. Benham	$75,000	$30,320	$105,320
Tamara Hughes Gustavson	$75,000	$30,320	$105,320
Matthew J. Hart	$75,000	$30,320	$105,320
James H. Kropp	$85,000	$30,320	$115,320
Kenneth M. Woolley	$82,500	$30,320	$112,820

(1)

Reflects the fair value of the grant on February 22, 2018 of a stock option to acquire 10,000 Class A common shares. For a more detailed discussion of the assumptions used to calculate these amounts, refer to Note 9 to the company’s audited financial statement for the fiscal year ended December 31, 2018 included in the company’s Annual Report on Form 10-K.

(2)

As of December 31, 2018, each non-management trustee had the following number of options outstanding: Messrs. Angeloff, Hart, Kropp and Woolley each held a total of 60,000, of which 35,000 are fully vested and exercisable; Ms. Gustavson and Mr. Benham each held a total of 30,000 of which 7,500 were fully vested and exercisable. Messrs. Singelyn and Corrigan each held fully vested options to acquire 25,000 shares which were not awarded in connection with their service as trustees.

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management trustees generally meet in executive session without the presence of management as part of each regularly scheduled Board meeting. The sessions are intended to encourage open discussion of any matter of interest without the Chief Executive Officer or any member of management present.

During 2018, the Board held eight meetings and the Board committees held eleven meetings. During 2018, all trustees attended at least 75% of the meetings held by the Board and all committees of the Board on which each trustee served. Seven of the company’s then nine trustees attended the 2018 Annual Meeting. Trustees are encouraged, but not required, to attend the 2019 Annual Meeting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Trustee Retirement Policy

To encourage refreshment of the Board, the Board has adopted a mandatory retirement age for trustees of 75, excluding the company’s founder, B. Wayne Hughes. The policy provides in relevant part that, effective with the 2019 Annual Meeting, no trustee, other than Mr. Hughes, will be nominated for election to the Board unless he or she will be 75 or younger on the first day of such Board term.

Consideration of Candidates for Trustee

Shareholder recommendations. The policy of the Nominating and Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Recommendations for consideration at the 2020 Annual Meeting should be submitted within the time frame described in this proxy statement under “Deadlines for Receipt of Shareholder Proposals.”

Trustee Qualifications. Members of the Board should have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board, in serving the long-term interests of the company and its shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the NYSE rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

The Board has delegated to the Nominating and Corporate Governance Committee responsibility for recommending to the Board new trustees for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent, and may include consideration of the following, all in the context of an assessment of the perceived needs of the Board at that time:

•	diversity, background, skills and experience;

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge and contacts in the communities in which the company conducts business and in the company’s industry or other industries relevant to the company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	knowledge and expertise in various areas deemed appropriate by the Board; and

•	how the individual’s skills, experience and personality fit with those of other trustees in maintaining an effective, collegial and responsive Board.

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CORPORATE GOVERNANCE AND BOARD MATTERS

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board, the company and its shareholders.

Identifying and Evaluating Nominees for Trustee. The company was formed, and seven of the eleven current Board members were first elected, in 2012. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for trustee.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

The Nominating and Corporate Governance Committee will consider properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

As discussed above in Trustee Succession Planning, in connection with the identification and evaluation of the trustees elected in 2019, the Nominating and Corporate Governance Committee reviewed various individual candidates proposed by various Board members and investment bankers. The Committee narrowed the list and interviewed several candidates and encouraged Board members to interview candidates. The nominee selection process involved extensive interviews and a portion or all of six formal meetings of the full Nominating and Governance Committee. At the conclusion of the interview process, the Nominating and Corporate Governance Committee considered feedback from the interviews, discussed the proposed candidates and recommended that the Board elect Ms. Webb and Mr. Willoughby as trustees. Each was unanimously elected a trustee by the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Any shareholder communication to the Board should be addressed to: Board of Trustees, c/o Corporate Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Communications that are intended for a specified individual trustee or group of trustees should be addressed to the trustee(s) c/o Corporate Secretary at the above address, and all such communications received will be forwarded to the designated trustee(s).

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PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing the company’s independent registered public accounting firm. Ernst & Young, LLP (“EY”) was first appointed as the company’s independent registered public accounting firm in August 2016. In February 2019, the Audit Committee re-appointed EY to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, subject to ratification of the appointment by the company’s shareholders. The Board believes that the selection of EY is in the best interests of the company and its shareholders and recommends that shareholders ratify the Audit Committee’s appointment of EY as the independent registered public accounting firm.

Although we are not required to seek ratification of the appointment of EY, the Board believes that doing so is a matter of good corporate governance. Even if the appointment of EY is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders. If shareholders do not ratify the appointment of EY the Audit Committee will reconsider its selection but may determine to confirm the appointment.

Representatives from EY will be in attendance at the 2019 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees billed to the company by EY for audit and other services provided for fiscal years 2018 and 2017:

	2018	2017
Audit fees (1)	$1,581,559	$1,710,746
Audit-related fees (2)	$1,995	$100,400
Tax fees	$—	$—
All other fees	$—	$—
Total	$1,583,554	$1,811,146

(1)

Audit fees represent fees for professional services provided in connection with the audit of the company’s annual financial statements, review of the quarterly financial statements included in the company’s quarterly reports on Form 10-Q and other professional services in connection with the company’s registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)

Audit-related fees represent fees for professional services primarily provided in connection with agreed-upon procedures related to the company’s subsidiary’s securitization transactions and access to online accounting services in 2017 and solely for online accounting services in 2018.

Auditor Independence. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the company’s independent registered public accounting firm.

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PROPOSAL 2

Policy to Approve Services of Independent Registered Public Accounting Firm. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy relating to services performed by the company’s independent registered public accounting firm. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy all audit and permissible non-audit services must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for all such services shall not exceed $200,000 prior to reporting such pre-approved engagements to the Audit Committee. The Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting for review and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Under this policy, the Audit Committee pre-approved all services performed by EY during 2018, including those listed in the previous table.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for fiscal year 2019.

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AUDIT COMMITTEE REPORT

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and the Audit Committee necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

As part of its oversight responsibilities related to the company’s financial statements included in the company’s Annual Report on Form 10-K, the Audit Committee met with management and Ernst & Young, LLP (“EY”), the company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with EY firm matters required to be discussed under applicable standards of the PCAOB. The Audit Committee also discussed with EY the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

The Audit Committee met with representatives of management, internal audit, legal counsel and the company’s independent registered public accounting firm on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the company’s internal control over financial reporting as of December 31, 2018. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

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AUDIT COMMITTEE REPORT

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of EY as the company’s independent registered public accountants for the fiscal year ending December 31, 2019 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2019 Annual Meeting.

THE AUDIT COMMITTEE

James H. Kropp, Chair

Matthew J. Hart

Kenneth M. Woolley

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PRINCIPAL SHAREHOLDERS

Share Ownership of 5% or Greater Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our common shares and common shares into which units in American Homes 4 Rent, L.P., our operating partnership (“OP units”), may be exchangeable by each person known by us to be the beneficial owner of 5% or more of our common shares and OP units as of December 31, 2018.

Name and Address	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(3)	36,984,165	36,984,165	12.46%	10.51%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055(4)	19,602,631	19,602,631	6.61%	5.57%
Security Capital Research & Management 10 South Dearborn Street, Ste 1400 Chicago, IL 60603(5)	15,464,635	15,464,635	5.21%	4.39%
Tamara Hughes Gustavson(6) (7) c/o 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301	18,065,347	18,065,347	6.09%	5.13%
B. Wayne Hughes c/o 30601 Agoura Road, Ste 200 Agoura Hills, CA 91301(7)	16,409,145	16,409,145	5.53%	4.66%
HF Investments 2010, LLC 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301(8)	6,645,581	54,765,472	2.24%	15.56%

(1)	Assumes 296,091,961 Class A and 635,075 Class B common shares are outstanding as of March 1, 2019. All Class B common shares are held by HF Investments 2010, LLC.

(2)

Assumes a total of 296,727,036 common shares and 55,316,826 OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding on March 1, 2019, excluding OP units held by the company.

(3)

This information is as of December 31, 2018 and is based on a Schedule 13G/A filed on February 11, 2019 by The Vanguard Group as investment advisor to report that it has sole voting power with respect to 353,846 Class A common shares, shared voting power with respect to 307,183 Class A common shares, sole dispositive power with respect to 36,578,837 Class A common shares and shared dispositive power with respect to 405,328 Class A common shares. These amounts include information reported on a Schedule 13G/A filed on February 1, 2019 by Vanguard Specialized Funds-Vanguard REIT Index Fund to report that it has sole voting power with respect to 12,656,240 Class A common shares and no dispositive power or shared voting power.

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PRINCIPAL SHAREHOLDERS

(4)

This information is as of December 31, 2018 and is based on a Schedule 13G filed on February 4, 2019 by Blackrock, Inc. to report that it has sole voting power with respect to 18,507,817 Class A common shares and sole dispositive power with respect to 19,602,631 Class A common shares.

(5)

This information is as of December 31, 2018 and is based on a Schedule 13G filed on February 8, 2019 by Security Capital Research & Management, Inc. (and affiliates) to report that it has sole voting power with respect to 13,141,685 Class A common shares and sole dispositive power with respect to 15,464,635 Class A common shares.

(6)

Does not include any shares held by HF LLC which is comprised of trusts established by B. Wayne Hughes, for certain of his heirs, including the children of Ms. Gustavson. Shares held by HF LLC are reported separately in this table. Mr. Singelyn is the sole manager of HF LLC.

(7)

Mr. Hughes is Chairman of the Board and Ms. Gustavson is his daughter. The information is based on information contained in Form 4s filed by Mr. Hughes on November 21, 2018 and by Ms. Gustavson on November 21, 2018.

(8)

HF Investments 2010, LLC (“HF LLC”), is comprised of trusts established by Mr. Hughes for certain of his heirs. Mr. Singelyn is the sole manager of HF LLC. As the sole manager of HF LLC, Mr. Singelyn has voting and dispositive power over the 54,765,472 common shares and OP units directly owned by HF LLC and may be deemed to have beneficial ownership over such securities. Mr. Singelyn disclaims beneficial ownership of all common shares and OP units owned by HF LLC.

HF LLC ownership interests disclaimed by Mr. Singelyn include:

(i)	6,010,506 Class A common shares;

(ii)	635,075 Class B common shares (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote); and

(iii)	48,119,891 Class A units issued by our operating partnership (“Class A units”).

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PRINCIPAL SHAREHOLDERS

Share Ownership of Trustees and Management

The following table sets forth information, as of March 1, 2019, regarding the beneficial ownership of our common shares and common shares into which OP units may be exchangeable by (1) each of our executive officers, (2) each of our trustees and (3) all of our executive officers and trustees as a group. Except as otherwise indicated, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
B. Wayne Hughes	16,409,145	16,409,145	5.53%	4.66%
David P. Singelyn(3)(6)	7,141,751	57,876,642	2.41%	16.44%
John (Jack) Corrigan(4)(6)	305,237	2,978,564	*	*
Christopher C. Lau(6)	39,567	39,567	*	*
Diana M, Laing(8)	8,831	8,831	*	*
Sara H. Vogt-Lowell(6)	174,478	174,478	*	*
Bryan Smith(6)	411,352	411,352	*	*
David Goldberg(5)(6)	182,823	722,889	*	*
Stephanie G. Heim(6)	122,135	122,135	*	*
Dann V. Angeloff(6)	80,400	80,400	*	*
Douglas N. Benham(6)	30,517	42,725	*	*
Tamara Hughes Gustavson(6)(7)	18,077,847	18,077,847	6.09%	5.14%
Matthew J. Hart(6)	62,500	62,500	*	*
James H. Kropp(6)	61,310	61,310	*	*
Winifred (Wendy) Webb	—	—	*	*
Jay Willoughby	—	—	*	*
Kenneth M. Woolley(6)	51,333	51,333	*	*
All trustees and executive officers as a group (17 persons)(3)(4)(5)(6)	43,159,226	97,119,718	14.54%	27.58%

*	Represents less than 1.0%

(1)	Includes shares of Class A and Class B common shares held of record or beneficially by members of the immediate family of executive officers of the company.

(2)

Assumes 296,091,961 Class A common shares, 635,075 Class B common shares and 352,043,862 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding as of March 1, 2019, excluding OP units held by the company.

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PRINCIPAL SHAREHOLDERS

(3)

Includes (i) 471,170 Class A common shares and 2,640,000 Class A partnership units beneficially owned by Mr. Singelyn or members of his immediate family and (ii) includes shares beneficially owned by HF Investments 2010 LLC (HF LLC). HF LLC, is comprised of trusts established by Mr. Hughes for certain of his heirs. Mr. Singelyn is the sole manager of HF LLC. As the sole manager of HF LLC, Mr. Singelyn has voting and dispositive power over the common shares and OP units directly owned by HF LLC and may be deemed to have beneficial ownership over such securities. Mr. Singelyn disclaims beneficial ownership of all common shares and OP units owned by HF LLC. HF LLC ownership interests include:

(i)	6,010,506 Class A common shares;

(ii)

635,075 Class B common shares issued (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote); and

(iii)	48,119,891 Class A units issued by our operating partnership (“Class A units”).

Mr. Singelyn has pledged 2,640,000 Class A partnership units to secure loans held by Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation. He also pledged 391,407 Class A common shares to a third-party lender to partially refinance his loan from Ms. Gustavson.

(4)

Includes 2,673,327 Class A partnership units. Mr. Corrigan has pledged 277,875 Class A common shares and 2,673,327 Class A partnership units to secure loans held by Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation.

(5)	Mr. Goldberg has pledged 540,066 Class A partnership units to secure loans held by Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation.

(6)

Includes the following vested share options granted under the 2012 Incentive Plan that vest within 60 days of March 1, 2019: 25,000 for each of Messrs. Singelyn and Corrigan; 392,500 for Mr. Smith, 27,500 for Mr. Lau, 157,500 for Ms. Vogt-Lowell, 150,000 for Mr.Goldberg,106,250 for Ms. Heim, 45,000 for each of Messrs. Angeloff, Hart, Kropp and Woolley and 12,500 for Mr. Benham and 12,500 for Ms. Gustavson.

(7)

Does not include any shares held by HF LLC (see footnote 3, above, for HF LLC holdings) which is comprised of trusts established for Mr. Hughes’ grandchildren that include Ms. Gustavson’s children. Ms. Gustavson disclaims any beneficial ownership of the shares and units held by HF LLC.

(8)	Ms. Laing resigned effective June 29, 2018. This information includes only shares held as reported in the Company’s 2018 Proxy Statement, the most recently available information.

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EXECUTIVE OFFICER OWNERSHIP OF COMPANY SHARES

CEO Share Ownership Policy

Our share ownership guidelines approved by the Board provide that the chief executive officer will own Class A common shares with a value of three times the chief executive officer’s annual base salary within four years after his or her initial election to the position. Unvested restricted shares, if any, and Class A partnership units that can convert to Class A commons shares are included in the calculation but vested and unvested stock options are excluded. We believe this policy further enhances the alignment of the interests of the company’s chief executive officer and shareowners. Mr. Singelyn’s beneficial ownership of 471,170 Class A common shares and 2,640,000 Class A partnership units substantially exceeds the share ownership guidelines.

Anti-Hedging Policy

The anti-hedging provisions of our insider trading policy prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the company. Waivers of these prohibitions are not permitted under the policy. The objective of this policy is to further enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

Policy Regarding Pledging of Shares

Our securities trading policy discourages, but does not prohibit, the pledging of shares of company common stock by insiders. In approving the policy, the Board considered that David P. Singelyn, John Corrigan and David Goldberg previously received loans from an affiliate of Ms. Gustavson in connection with their acquisition of interests in the company’s former sponsor, AH LLC and that these loans were secured by pledges of their membership interests in AH LLC. When AH LLC was liquidated and its Class A common shares and partnership units of the company were distributed pro rata to its members, Messrs. Singelyn, Corrigan and Goldberg agreed to transfer the pledge from their interests in AH LLC to the common shares and operating partnership units of the company they received in the liquidation. The loans are currently held by Ms. Gustavson and the shares and operating partnership units formerly pledged to her affiliate are now pledged to her, except that Mr. Singelyn refinanced a portion of his loan from Ms. Gustavson with a bank and pledged shares to secure that loan.

Messrs. Singelyn, Corrigan and Goldberg are required to repay the loans to Ms. Gustavson on or before December 31, 2019. In connection with the loan repayments, the company has registered the resale of all the shares and operating partnership units pledged to Ms. Gustavson. Messrs. Singelyn, Corrigan and Goldberg expect to sell some of these shares and convert operating partnership units to shares for sale to repay some or all of the loan amounts together with taxes payable on the disposition. In addition, they may refinance some or all of the outstanding loans with borrowings from third party lenders who may also require pledges of shares and operating partnership units to secure repayment.

Our Board views the current arrangements as unlikely to result in adverse effects to shareholders because our largest individual shareholder is the principal creditor. Our Board also recognizes that maintaining these pledges facilitates liquidity and financial flexibility for Messrs. Singelyn, Corrigan and Goldberg.

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EXECUTIVE OFFICER OWNERSHIP OF COMPANY SHARES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s trustees and executive officers and persons who own more than 10% of any registered class of the company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by SEC regulations to provide the company with a copy of all Section 16(a) forms that they file. Based on a review of the reports submitted to the company and of filings on the SEC’s EDGAR website and of written representations from executive officers and trustees, the company believes that all trustees and officers filed timely reports during 2018.

Executive Officers

Set forth below is certain information regarding each of our current executive officers, other than Messrs. Singelyn and Corrigan, whose biographical information is presented under “Biographical Information about our Trustee Nominees.” Our executive officers are appointed annually by, and serve at the discretion of, the Company’s Board of Trustees. There are no family relationships between any of the executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Christopher C. Lau, age 37, has served as our Chief Financial Officer since July 2018. Previously, he served as Vice President—Finance, Senior Vice President—Finance, and then Executive Vice President—Finance from 2013 to 2018. From 2010 to 2013, Mr. Lau was a Senior Manager in Deloitte’s New York Real Estate M&A Advisory practice, serving as an advisor to real estate private equity and corporate clients, providing due diligence and other M&A advisory services. Prior to his M&A Advisory role, Mr. Lau was a Senior Manager in Deloitte’s Real Estate Audit Practice, primarily serving equity REIT clients. Mr. Lau earned a B.S. in Accounting from San Diego State University and is a Certified Public Accountant (inactive) in California.

Sara H. Vogt-Lowell, age 43, has served as our Chief Legal Officer since October 2012. From 2011 until our internalization of senior management in June 2013, Ms. Vogt-Lowell held the same position with the Advisor. From March 2006 through April 2013, she served as General Counsel for Public Storage Canada and ACE. Ms. Vogt-Lowell began her legal career at the law firm of Latham & Watkins LLP in 2002 as a member of the finance department where she specialized in real estate transactions. There, she represented lenders, residential and commercial developers, landlords, tenants, buyers, sellers and owners of commercial, industrial, residential and other real estate projects, with specific experience in multi-site, multi-state property portfolios. Ms. Vogt-Lowell earned a B.A. in Political Science from the University of California, Los Angeles and a Juris Doctorate from the University of California, Berkeley (Boalt School of Law). Ms. Vogt-Lowell is a member of the California State Bar.

David Goldberg, age 69, has served as our Executive Vice President since October 2012. Mr. Goldberg held the same position with American Homes 4 Rent, LLC (the “Advisor”) from 2011 until our internalization of senior management in June 2013. Since 2006, Mr. Goldberg has been a co-manager of ACE. From 1991 until 2005, Mr. Goldberg held various legal positions with Public Storage, including Senior Vice President and General Counsel. In such capacity, Mr. Goldberg was responsible for all Public Storage securities, real estate and property management activities and was involved in capital raising, real estate acquisition, corporate reorganization and property management transactions. From 1974 until 1991, Mr. Goldberg was an associate and a partner in the law firm of Agnew, Miller & Carlson and a partner with the law firm of Sachs & Phelps and with the law firm of Hufstedler, Miller, Carlson &

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Beardsley. Mr. Goldberg earned an A.B. in History and Social Studies from Boston University and a Juris Doctorate from the University of California, Berkeley (Boalt School of Law) and is a member of the California State Bar.

Stephanie G. Heim, age 64, has served as our Executive Vice President—Counsel and Assistant Secretary since February 2017. Ms. Heim was Senior Vice President from 2013—2017. She joined the Company in September 2013 after consulting with the Company as it prepared for its initial public offering in August 2013. From 2005 to 2013, Ms. Heim was Vice President—Corporate Counsel and Secretary of Public Storage and Vice President—Counsel at PS Business Parks, Inc. with responsibility for corporate, transactional, corporate governance and securities legal matters. Ms. Heim began her career at the law firm of Willkie Farr & Gallagher in New York City. She earned a B.A. from Mount Holyoke College and a J.D. from the University of Michigan Law School. She is a member of the Bar in California, New York and the District of Columbia.

Bryan Smith, age 45, has served as our Executive Vice President and President of Property Management since February 2015. Previously, he served as Senior Vice President and Director of Property Management from 2012 to 2015 and was the Senior Vice President of Acquisitions for our former manager from 2011 to 2012. From 2009 to 2011, Mr. Smith was a Partner at the Tax Review Group, a real estate consulting firm, and from 2006 to 2009, he was a Partner and Chief Financial Officer at the Watermark Group, a residential and commercial real estate development firm. Mr. Smith began his career at Deloitte & Touche LLP. Mr. Smith earned a B.A. in Business Economics from the University of California, Los Angeles, an M.B.A. from the UCLA Anderson School of Management and is a Certified Public Accountant (inactive) in California.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the compensation for our principal executive officer and principal financial officer during 2018, our principal operating officer and the three next most highly compensated persons who were executive officers of the company on December 31, 2018 and whom we refer to as our “named executive officers.” The Compensation Discussion and Analysis explains the objectives of our executive compensation programs, outlines the elements of executive officer compensation and describes the factors considered by the Compensation Committee to determine the amounts of compensation for our named executive officers for 2018 performance.

Compensation Overview

The primary goal of our executive compensation program is to align the interests of our named executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our named executive officers, including setting base salaries, awarding bonuses and making equity awards to our named executive officers. The Compensation Committee also oversees the company’s equity plan. The Compensation Committee has designed a compensation program that rewards our named executive officers based on, among other things, metrics the Compensation Committee believes drives favorable long-term shareholder returns, the company’s competitive position within our segment of the real estate industry and each executive officer’s long-term career contributions to the company. Our compensation incentives that are designed to further these goals have taken the form of transaction bonuses, annual cash compensation and equity awards, and long-term cash and equity incentives for our named executive officers.

Bonuses for executive officers for 2018 performance were based substantially on the achievement of pre-determined performance criteria. All equity awards to our named executive officers during 2018 were made at the discretion of the Compensation Committee in recognition of the accomplishment of significant corporate achievements. Future equity and cash bonuses may be measured by performance targets established in advance by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers to attract talented professionals.

Our “named executive officers” are: David P. Singelyn, Chief Executive Officer and a trustee; John “Jack” Corrigan, Chief Operating Officer and a trustee; Christopher C. Lau, Chief Financial Officer; Sara H. Vogt-Lowell, Chief Legal Officer; Bryan Smith, Executive Vice President, President-Property Management; Stephanie G. Heim, Executive Vice President-Counsel; and Diana M. Laing, our former Chief Financial Officer who resigned in June 2018.

2018 Compensation

The various elements of our compensation program for executive officers are described in the section titled “Elements of Executive Officer Compensation.” The Compensation Committee’s consideration of each of these elements and 2018 compensation decisions are as follows.

Compensation of the CEO

As a founder and significant shareholder of the company, Mr. Singelyn has agreed to accept a below-market salary and has foregone any bonus or equity incentives during the Company’s initial growth

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phase. During 2018, his base salary was set at $450,000, which the Compensation Committee believes is a conservative amount compared to the compensation levels of such officers at other publicly traded single-family rental home companies and real estate investment trusts. As has been true since the company’s initial public offering, Mr. Singelyn waived receipt of any cash bonus or equity award for 2018 performance, despite the significant company achievements in 2018 that resulted from his leadership. As discussed below in the section titled “2019 Compensation Outlook,” the Compensation Committee has increased Mr. Singelyn’s base salary for 2019 and has established a bonus program and equity incentive program for him, in each case subject to achievement of certain performance targets.

Compensation of the other Named Executive Officers

Base salaries

The Compensation Committee continued to hold cash compensation of our other named executive officers for 2018 at modest levels relative to pay levels at other real estate investment trusts of similar market capitalization. After considering the views of other Board members, the Compensation Committee set Mr. Corrigan’s salary at $425,000. After considering the recommendations of Mr. Singelyn, the Compensation Committee set the base salaries for Mr. Lau and Mr. Smith at $300,000 each and the base salaries for Ms. Vogt-Lowell and Ms. Heim at $260,000.

Performance-based Incentive Bonuses

The incentive bonus target amount for 2018 for each executive officer was 75% of base salary as determined by the Compensation Committee. After considering the recommendations of Mr. Singelyn, the Committee set performance criteria for the 2018 bonus payments as follows:

Performance Goal	% of Total Bonus
Relative Same-Home NOI Growth After Capital Expenditures	30%
Management Cost Efficiency	30%
Management Goals	25%
Discretionary	15%

Relative Same-Home NOI Growth After Capital Expenditures

For purposes of measuring the metrics for the 2018 corporate performance goals, Same-Home NOI after capital expenditures was calculated, using a pool of stabilized single-family properties, as rents and fees from single-family properties less core operating expenses and capital expenditures. Core property operating expenses are calculated as property operating expenses excluding expenses reimbursed by tenant charge backs and bad debt expense.

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EXECUTIVE COMPENSATION

Below are the bonus percentages payable at various targets set by the Compensation Committee for 2018 related to the Same-Home NOI after capital expenditures. In the event the target achieved is between target levels in the chart, the bonus percentage is adjusted accordingly.

	Goal Target (Greater than)	Illustrative Peer Revenue Growth:
Percent of Bonus Metric Paid		2.00%	4.00%	6.00%
50%	50%	1.00%	2.00%	3.00%
75%	75%	1.50%	3.00%	4.50%
100%	95%	1.90%	3.80%	5.70%
110%	110%	2.20%	4.40%	6.60%

Management Cost Efficiency

Management Cost Efficiency was defined as Management Cost as a percent of rental and tenant fee revenue (excluding pass-through reimbursements.) Management Cost is defined to include controllable property management, leasing and administrative costs and excludes the cost of in-house maintenance services.

Below are the bonus percentages payable at various targets set by the Compensation Committee for 2018 achievement of targeted Management Cost Efficiency. These are based on the percentage actual Management Cost Efficiency for 2017 of 11.01%. In the event the target achieved is between target levels in the chart, the bonus percentage is adjusted accordingly.

Percent of Bonus Metric Paid	Goal—Percent of 2017 Actual	2018 Target
50%	115%	12.66%
75%	108%	11.89%
100%	103%	11.34%
110%	97%	10.68%

Management Goals

The primary management goals for 2018 performance are summarized as follows:

•	Maximize core property operating performance by focusing on the achievement of Same-Home NOI and Management Cost Efficiency targets;

•	Maintain and strengthen our investment grade rating and financial flexibility and complete an inaugural bond offering to reduce the Company’s cost of funds;

•	Focus on developing the bench strength of our property management team; and

•	Enhance employee training.

Mr. Singelyn presented to the Compensation Committee his assessment of the performance of each named executive officer eligible for bonus payments and recommended that they be paid 100% of the portion of the bonus related to these goals.

2018 Results

In February 2019, the Compensation Committee met to consider the payment of bonuses for 2018 performance for executive officers and reviewed the company’s 2018 achievement of the Same-Home

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NOI after capital expenditures of 2.67% compared to the peer measure of 2.99%. As a result, Same-Home NOI was 89% of the peer measure which met the 93% level for 30% of the bonus or a 27.90% of the total bonus amount for each executive officer.

The Compensation Committee then reviewed the company’s achievement of an 11.34% Management Cost Efficiency which met the threshold for payment of 100% of the 30% bonus amount attributable to achievement of this goal. As a result, based on the achievement of the corporate goals for bonus payments, each executive was entitled to a bonus payment of 57.9% of the 60% target amount.

Mr. Singelyn then reviewed his bonus recommendations for each executive officer based on the achievement of the corporate and individual goals. All bonuses were 98% of the targeted amount. Based on these recommendations, the Compensation Committee awarded cash bonuses of $220,275 to each of Messrs. Lau and Smith and $190,905 to each of Ms. Vogt-Lowell and Ms. Heim to recognize their 2018 performance.

The following table provides additional information concerning the performance and discretionary goals achieved by each NEO:

NEOs	Target Bonus $	% achieved for Same-Home NOI Goal (30% of target)	% achieved for Management Cost Efficiency Goal (30% of target)	% of target for Individual goals achieved (25% of target)	% Discretionary (15% of target)	Total % of target	Total $
David P. Singelyn	NA	—	—	—	—	—	—
John Corrigan	NA	—	—	—	—	—	—
Christopher C. Lau	225,000	27.9	30	25	15	97.9	220,275
Sara H. Vogt-Lowell	190,905	27.9	30	25	15	97.9	190,905
Bryan Smith	225,000	27.9	30	25	15	97.9	220,275
Stephanie G. Heim	195,000	27.9	30	25	15	97.9	190,905

Equity Awards

The Compensation Committee believes equity awards, consisting generally of a mix of share options and restricted share units (“RSUs”), help align management and shareholder interests. Because of the different features of share options and RSUs as described in more detail in the section titled “Elements of Executive Officer Compensation” below, the Compensation Committee determined that awards of a mix of both were appropriate. Accordingly, in February 2018, after considering Mr. Singelyn’s recommendations, the Compensation Committee granted a share option to acquire 10,000 Class A common shares to each of Mr. Smith, Mr. Lau, Ms. Vogt-Lowell and Ms. Heim and 25,000 RSUs to each of Mr. Smith and Mr. Lau and 20,000 RSUs to each of Ms. Vogt-Lowell and Ms. Heim. The awards vest in equal annual installments over four years beginning one year from the date of grant.

Factors Considered by the Compensation Committee in Making Decisions for 2018

In evaluating executive officer compensation for 2018, the Compensation Committee considered whether executives achieved the pre-established performance goals for payment of cash bonuses. The Committee also considered input from the other trustees and, for named executive officers reporting to him, the chief executive officer’s input, as well as the business judgment and experience of each

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EXECUTIVE COMPENSATION

member of the Compensation Committee with respect to compensation. The Compensation Committee also considers publicly available information concerning the compensation practices of other comparable real estate companies. The Compensation Committee is authorized to retain third-party compensation consultants, but to date, it has not done so. Although the Compensation Committee’s charter provides that the Compensation Committee may delegate its authority to members of the Compensation Committee, to date, the Compensation Committee has not done so.

2019 Compensation Outlook

In February 2019, the Compensation Committee reviewed base salaries for 2019 and considered the recommendations of the Committee and other trustees with respect to Messrs. Singelyn and Corrigan and the recommendations of Mr. Singelyn for the executives that report to him. Following the Compensation Committee’s review, the Compensation Committee approved an increase in base salaries to $550,000 for Mr. Singelyn, $525,000 for Mr. Corrigan, $375,000 for Mr. Smith, $350,000 for Mr. Lau, $285,000 for Ms. Vogt-Lowell and $275,000 for Ms. Heim. The Compensation Committee also established bonus targets for all executive officers.

The Compensation Committee also awarded 30,000 RSUs to each of Messrs. Smith and Lau and 24,000 restricted shares units to each of Ms. Vogt-Lowell and Ms. Heim. The RSUs vest in four equal annual installments beginning one year from the date of grant.

In addition, the Committee considered that Messrs. Singelyn, Corrigan and Goldberg were required to repay outstanding loans from Ms. Gustavson by the end of 2019. The loans were originally made in connection with shares and operating partnership units acquired in connection with the start-up of the company. The repayments are expected to be accomplished by sales of the common shares held by each executive and/or refinancing all or a portion of the loans with third party lenders. As a result, the Committee concluded it would be appropriate to pay bonuses to these executives for 2019 performance if targets were achieved and the Committee also anticipates making equity awards to these individuals in early 2020.

The Compensation Committee set the corporate performance criteria for executive officers 2019 incentive compensation payments based on achievement of targeted goals related to year-over-year growth in Core Funds from Operations (Core FFO) and Same-Home NOI after capital expenditures.

Funds from Operations (FFO) is calculated as net income or loss, excluding gains and losses from sales or impairment of real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Core FFO adjusts FFO for (acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value and (7) the allocation of income to our participating preferred shares in connection with their redemption.

Same-Home NOI after capital expenditures is calculated, using a pool of stabilized single-family properties, as rents and fees from single-family properties less core operating expenses and expenditures and capital expenditures. Core property operating expenses are calculated as property operating expenses excluding expenses reimbursed by tenant charge backs and bad debt expense.

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Role of Management in Determining the Compensation of Executive Officers

Mr. Singelyn attends most meetings of the Compensation Committee. He does not vote on items before the Compensation Committee and is not present during the Compensation Committee’s discussions and determination concerning his compensation. The Compensation Committee and the Board solicit his view on the performance of the executive officers reporting to him and consider his recommendations for their compensation. For 2018, the Compensation Committee set base salaries, bonus and equity compensation for our named executive officers after considering Mr. Singelyn’s recommendations. They also considered the views of other Board members and reviewed and discussed the matter as a committee.

Benchmarking Peer Group

The Compensation Committee monitors the effectiveness of our executive compensation programs at least annually. For the compensation programs to be effective, the Compensation Committee believe that data of compensation practices at other public real estate companies with which we compete for talent is one tool in assessing and determining pay for our executive officers. The Compensation Committee uses benchmarking for informational purposes only and does not attempt to set compensation levels for executive officers at a target level relative to peer compensation.

The Compensation Committee selected the following companies to be included in the peer group it uses for benchmarking executive compensation, based on industry, comparable size in terms of capitalization and assets and underlying business fundamentals.

Compensation Peer Group

Name	Property Focus	Headquarters
Apartment Investment and Management Company	Multi-family	Denver, CO
Avalon Bay Communities, Inc.	Multi-family	Arlington, VA
Camden Property Trust	Multi-family	Houston, TX
Essex Property Trust, Inc.	Multi-family	San Mateo, CA
Equity Residential	Multi-family	Chicago, IL
Extra Space Storage, Inc.	Self-storage	Salt Lake City, UT
Invitation Homes	Single-family rental	Dallas, TX
Mid-America Apartment Communities, Inc.	Multi-family	Germantown, TN
PS Business Parks, Inc.	Office/Industrial	Glendale, CA
Public Storage	Self-storage	Glendale, CA
UDR, Inc.	Multi-family	Highlands Ranch, CO

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EXECUTIVE COMPENSATION

Elements of Executive Officer Compensation

The following is a summary of the elements of our compensation plans for fiscal year 2018 to our named executive officers.

Annual Base Salary

Base salaries are designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers each named executive officer’s role and responsibilities, unique skills, future potential with the company, salary levels for similar positions in our core markets and at our peer companies and internal pay equity.

Cash Bonuses

Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on the performance of both the company and such individual. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan is designed to (1) reward the achievement of specific, pre-established financial and operational objectives or (2) provide for awards based on the Compensation Committee’s subjective evaluation of an executive’s performance and accomplishments during the year. In addition, the Compensation Committee has discretion to award cash bonuses during the year for an executive’s accomplishments with respect to a particular transaction or achievement although it did not do so in 2018.

Historically, the view of the Compensation Committee was that while the company was in its early growth phase, management needed flexibility to respond to opportunities and challenges as they arose, and as a result, bonuses were determined solely on a discretionary basis at the end of the year when the Compensation Committee could review performance with 20/20 hindsight. Beginning in 2017, the Compensation Committee determined that a substantial portion of cash bonuses should be tied to pre-determined performance criteria. The criteria for 2018 bonuses is discussed above.

Equity Awards

We provide equity awards pursuant to our shareholder approved 2012 Incentive Plan. Equity awards are designed to focus our named executive officers on and reward them for their continued service and enhancing shareholder value by giving them an ongoing stake in the success of the business. Our executive officers may receive stock options, RSUs or a mix as determined by the Compensation Committee in its discretion.

Stock Options. Stock options have value solely to the extent that the price of our common shares is greater than the exercise price of the option at the time of exercise. Options help us retain executive officers because options vest over a multi-year period and achieve their maximum value to the executive only if he or she remains employed by the company for a period of years.

Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, which ensures that the executive officer will not profit from the option unless the price of our common shares increases after the grant date.

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RSUs. RSUs increase in value as the value of our common shares increases, and vest over time, provided that the executive officer remains employed at the company. Awards of RSUs serve the Compensation Committee’s objectives of retaining executive officers and motivating them. Unlike stock options, RSUs retain some value even in declining markets and may be particularly important to the company during difficult market conditions because of their value in retaining executive talent at times when we may need it most.

Equity Grant Practices. Equity grants to all of our executive officers, including the named executive officers, must be approved by the Compensation Committee, which consists entirely of independent trustees. Grants occur only at meetings or upon written actions of the Board or the Compensation Committee and are made effective as of the date of the meeting or written action or a future date if appropriate, such as in the case of a new hire. The Compensation Committee has delegated limited authority to Mr. Singelyn to approve equity awards to employees who are not executive officers.

Equity awards are not timed in coordination with the release of material non-public information. Awards are also subject to the terms of the 2012 Incentive Plan.

All awards of stock options and RSUs granted to date under the 2012 Incentive Plan vest over four years. As provided in the plan, no awards may vest in less than one year.

The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review. In determining equity awards, our Compensation Committee takes into account, among other factors, input from other Board members, the company’s overall financial performance, operational achievements, including acquisitions, and the recommendations of our chief executive officer for the named executive officers reporting to him.

Term of Employment

Each of our named executive officers serves at the pleasure of our Board. We have not entered into employment agreements with any of our named executive officers.

Retirement Savings Opportunities

All full-time employees, including our named executive officers, are able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan, after a prescribed period of employment. We provide this plan to help our employees save for retirement in a tax efficient manner. Under the 401(k) plan, participating employees are eligible to defer a portion of their salary beginning the January 1 or July 1 that first follows the completion of six months of employment, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they are eligible to begin contributing to the 401(k) plan.

Health and Welfare Benefits

We provide to all full-time employees, including our named executive officers, a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits.

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EXECUTIVE COMPENSATION

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as amended by the tax reform legislation known as the Tax Cuts and Jobs Act on December 22, 2017, imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer, the chief financial officer and certain other named executive officers of the company. Certain compensation awarded prior to enactment of the Tax Cuts and Jobs Act may be excluded from the deduction limit under certain transition relief. Because we do not believe that Section 162(m) applies to our compensation, it is uncertain what effect, if any, the Tax Cuts and Jobs Act will have on the deductibility of our executive compensation.

While the Compensation Committee considers the accounting impact of various forms of incentive compensation and compensation elements on the company’s financial statements, accounting treatment is generally not the basis underlying the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

Compensation Committee Report

The Compensation Committee of the Board of Trustees of American Homes 4 Rent has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of American Homes 4 Rent for the fiscal year ended December 31, 2018. This report is provided by the following independent trustees who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Kenneth M. Woolley, Chairman

Douglas N. Benham

Matthew J. Hart

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Compensation of Named Executive Officers

The following table provides compensation information for our Chief Executive Officer and our Chief Financial Officer, the Chief Operating Officer and the three other most highly compensated executive officers who were employed on December  31, 2018 (collectively, the named executive officers).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation ($)(4)	Total ($)
David P. Singelyn	2018	450,000	–	–	–	–	23,000	473,000
Chief Executive Officer	2017	250,000	–	–	–	–	18,000	268,000
	2016	250,000	–	–	–	–	22,480	272,480
John (Jack) Corrigan	2018	425,000	–	–	–	–	17,000	442,000
Chief Operating Officer	2017	225,000	–	–	–	–	16,600	241,600
	2016	225,000	–	–	–	–	15,240	240,240
Christopher C. Lau	2018	300,000	33,750	30,320	485,000	186,525	11,000	1,046,595
Chief Financial Officer	2017	250,000	25,875	76,420	350,700	141,000	10,800	854,795
Diana M. Laing	2018	179,340	–	30,320	485,000	–	9,750	792,410
Former Chief Financial Officer (5)	2017	280,000	21,420	76,420	350,700	157,920	10,480	896,940
	2016	260,000	150,000	168,210	–	–	10,600	588,810
Sara H. Vogt-Lowell	2018	260,000	29,250	30,320	388,000	161,655	11,000	880,225
Chief Legal Officer	2017	250,000	20,250	76,420	233,800	141,000	10,800	732,270
	2016	220,000	150,000	168,210	–	–	10,600	548,810
Bryan Smith	2018	300,000	33,750	30,320	485,000	186,525	17,000	1,052,595
Executive Vice President,	2017	280,000	25,200	76,420	467,600	157,500	16,800	1,023,520
President-Property Management	2016	230,000	150,000	112,140	–	–	16,600	508,740
Stephanie G. Heim	2018	260,000	29,250	30,320	388,000	161,655	11,000	880,225
Executive Vice President-Counsel	2017	220,000	22,770	76,420	233,800	124,080	10,800	687,870

(1)

The discretionary portion of cash incentive compensation is included in the “Bonus” column and amounts earned as a result of achievement of pre-established performance goals are included in the “Non-Equity Inventive Plan Compensation” column.

(2)

The amounts in the “Option Awards” column reflect the grant date fair value of share options of $3.032 per share for 2018 awards; $3.821 per share for 2017 and $2.804 per share for 2016. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 8 in the Form 10-Ks for 2017 and 2016.

(3)	RSU awards valued at the closing share price on the NYSE of $19.40, $23.38 and $16.48 per share for Class A common shares on the date of grant for 2018, 2017 and 2016 grants, respectively.

(4)

All Other Compensation consists of car allowance payments for Messrs. Singelyn ($12,000), Corrigan and Smith ($6,000 each), and 401(k) plan contributions by the company of $11,000 to each named executive officer for 2018 (other than Ms. Laing) and $10,800 for 2017.

(5)	Ms. Laing resigned from the Company effective June 29, 2018.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)(3)
		Target ($)(1)	Maximum ($)(1)
David P. Singelyn
Share Option Award (1)	—	—	—	—	—	—	—
RSU Award (2)	—	—	—	—	—	—	—
Annual Incentive	—	—	—	—	—	—	—
John (Jack) Corrigan	—			—	—	—	—
Share Option Award (1)	—	—	—	—	—	—	—
RSU Award (2)	—	—	—	—	—	—	—
Annual Incentive	—	—	—	—	—	—	—
Christopher C. Lau
Share Option Award (1)	2/22/2018	—	—	—	10,000	19.40	$30,320
RSU Award (2)	2/22/2018	—	—	25,000	—	—	$485,000
Annual Incentive	2/22/2018	190,000	220,000	—	—	—	—
Diana M. Laing
Share Option Award (1)	2/22/2018	—	—	—	10,000	19.40	$30,320
RSU Award (2)	2/22/2018	—	—	25,000	—	—	$485,000
Annual Incentive	2/22/2018	190,000	220,000	—	—	—	—
Sara H. Vogt-Lowell
Share Option Award (1)	2/22/2018	—	—	—	10,000	19.40	$30,320
RSU Award (2)	2/22/2018	—	—	20,000	—	—	$388,000
Annual Incentive	2/22/2018	165,000	190,000	—	—	—	—
Bryan Smith
Share Option Award (1)	2/22/2018	—	—	—	10,000	19.40	$30,320
RSU Award (2)	2/22/2018	—	—	25,000	—	—	$485,000
Annual Incentive	2/22/2018	190,000	220,000	—	—	—	—
Stephanie G. Heim
Share Option Award (1)	2/22/2018	—	—	—	10,000	19.40	$30,320
RSU Award (2)	2/22/2018	—	—	20,000	—	—	$388,000
Annual Incentive	2/22/2018	165,000	190,000	—	—	—	—

(1)	The amounts shown in these columns represent the range of possible annual cash incentive payouts based upon achievement of performance targets.

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EXECUTIVE COMPENSATION

(2)

Amounts shown reflect the fair value of stock option awards under the 2012 Incentive Plan computed as of the grant date. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. The grant date fair value with respect to such option is determined using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

(3)

Amounts reflect the fair value of RSUs computed as of the grant date. The fair value is computed by multiplying the number of RSUs awarded by the fair market value of the company’s Class A common shares on the grant date.

American Homes 4 Rent – 2019 Proxy Statement	39

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to the outstanding unvested equity awards as of the fiscal year-end, December 31, 2018:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Dates	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David P. Singelyn	25,000	—	15.00	11-20-22	—	—
John (Jack) Corrigan	25,000	—	15.00	11-20-22	—	—
Christopher C. Lau	—	5,000	16.48	2-26-25	—	—
	—	20,000	14.00	2-25-26	—	—
	5,000	15,000	23.38	2-23-27	—	—
	—	10,000	19.40	2-22-28	—	—
	—	—	—	—	38,250	759,263
Diana M. Laing	—	—	—	—	—	—
Sara H. Vogt-Lowell	50,000	—	16.03	11-7-23	—	—
	30,000	—	16.83	3-16-24	—	—
	15,000	5,000	16.48	2-26-25	—	—
	30,000	30,000	14.00	2-25-26	—	—
	5,000	15,000	23.38	2-23-27	—	—
	—	10,000	19.40	2-22-28	—	—
	—	—	—	—	30,000	595,500
Bryan Smith	100,000	—	15.00	11-29-22	—	—
	150,000	—	16.03	11-7-23	—	—
	50,000	—	16.62	2-6-24	—	—
	37,500	12,500	16.48	2-26-25	—	—
	20,000	20,000	14.00	2-25-26	—	—
	5,000	15,000	23.38	2-23-27	—	—
	—	10,000	19.40	2-22-28	—	—
	—	—	—	—	40,000	794,000
Stephanie G. Heim	50,000	—	16.03	11-7-23	—	—
	18,750	6,250	16.48	2-26-25	—	—
	12,500	12,500	14.00	2-25-26	—	—
	5,000	15,000	23.38	2-23-27	—	—
	—	10,000	19.40	2-22-28	—	—
	—	—	—	—	29,500	585,575

(1)

All option awards vest ratably over a period of four years from the date of grant (November 20, 2012 for grants that expire on November 20, 2022; November 7, 2013 for grants that expire on November 7, 2023; February 6, 2014 for grants that expire February 6, 2024; March 16, 2014 for grants that expire March 16, 2024; May 13, 2014 for grants that expire May 13, 2024; February 26, 2015 for grants that expire February 26, 2025; February 25, 2016 for grants that expire February 25, 2026; February 23, 2017 for grants that expire February 23, 2027 and February 22, 2018 for grants that expire on February 22, 2028).

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EXECUTIVE COMPENSATION

(2)	RSUs vest in four annual installments beginning one year from the date of grant.

(3)	The value shown in this column assumes a price of $19.85 per share, the closing price for the company’s Class A common shares on the NYSE on December 31, 2018.

Option Exercises and Stock Vested in 2018

The following table provides information about options exercised by and RSU awards vested for the named executive officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David P. Singelyn	—	—	—	—
John (Jack) Corrigan	—	—	—	—
Christopher Lau	105,000	461,900	6,250	120,873
Diana M. Laing	—	—	6,250	121,188
Sara Vogt-Lowell	100,000	748,892	5,000	97,100
Bryan Smith	—	—	7,500	145,250
Stephanie Heim	50,000	348,741	5,000	96,785

(1)

Value realized was calculated by multiplying the number of shares vesting by the closing price of our Class A common shares on the NYSE on the vesting date of February 6, 2018 for Messrs. Lau and Smith, February 23, 2018 for Messrs. Lau and Smith and Ms. Vogt-Lowell, Ms. Laing and Ms. Heim, February 25, 2018 for Mr. Lau and Ms. Heim and February 26, 2018 for Ms. Vogt-Lowell and Ms. Laing.

Pension/Non-Qualified Deferred Compensation Plans

We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company’s 2012 Incentive Plan, the 401(k) plan or as required by law.

These include:

•	vested stock options following a voluntary termination of employment must be exercised within 90 days following the individual’s last date of employment or are otherwise forfeited;

•	payment of any amounts contributed by the participant and the company under the 401(k) plan; and

•	accrued and unused vacation pay paid in a lump sum.

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EXECUTIVE COMPENSATION

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer while employed by the company, the named executive officer will receive the 401(k) plan contributions noted above and accrued unused vacation pay, in addition to the following:

•

all unvested outstanding stock options held by the named executive officer accelerate and vest as of the date of death or disability, as defined in the plan, and may be exercised during the one-year period following the date of death, but prior to expiration of the option; and

•	the named executive officer will receive payments under the company’s life insurance program or disability plan, as applicable, similar to all other employees of the company.

Payments Upon a Change of Control

The company’s 2012 Incentive Plan provides that upon the occurrence of a “change of control” of the company:

•	all outstanding unvested RSUs and restricted share grants will vest immediately; and

•

all outstanding unvested share options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the 2012 Incentive Plan to include:

•	the dissolution or liquidation of the company or a merger in which the company does not survive;

•	the sale of substantially all of the company’s assets;

•	any transaction that results in any person or entity owning 50% or more of the combined voting power of all classes of our stock; or

•	any transaction the Board specifies as a change of control.

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2012 Incentive Plan or substitution of new options, restricted shares and RSUs or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

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EXECUTIVE COMPENSATION

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2018 and assuming a closing market price of our Class A common shares on such date of $19.85.

Value of Unvested Equity Awards

Name:	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding RSUs (2)	Total
David P. Singelyn	$—	$—	$—
John (Jack) Corrigan	$—	$—	$—
Christopher C. Lau	$138,350	$759,263	$897,613
Diana M. Laing	$—	$—	$—
Sara H. Vogt-Lowell	$196,850	$595,500	$792,350
Bryan Smith	$163,625	$794,000	$957,625
Stephanie G. Heim	$98,688	$585,575	$684,263

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the company’s Class A common shares on the NYSE on December 31, 2018 of $19.85.

(2)	Represents the number of outstanding RSUs multiplied by the closing price of the company’s Class A common shares on December 31, 2018.

CEO Pay Ratio

Presented below is the ratio of annual total compensation of our Chief Executive Officer, David P. Singelyn, to the annual total compensation of our median employee (excluding Mr. Singelyn). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We have used the same median employee used for our 2017 CEO pay ratio. The Company believes there has been no change in its employee population or compensation arrangements that it believes would significantly impact the pay ratio disclosure. We selected the median employee based on the 1,129 full-time, part-time, temporary and seasonal workers employed by the Company or any of its consolidated subsidiaries as of December 31, 2017. In identifying our median employee, we calculated the annual total cash compensation/W-2 compensation of each employee as of December 31, 2017. Total cash compensation for these purposes included base salary, cash incentives and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources/tax records, including Form W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $473,000. The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $45,679. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2018 is 10.35 to 1.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing shareholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The advisory vote will be presented on an annual basis unless otherwise disclosed.

At the 2018 Annual Meeting of Shareholders, more than 98.7% of the votes cast on this proposal were voted in favor of the company’s executive compensation. The Compensation Committee considered the results of the favorable shareholder vote in making its 2018 compensation decisions for our named executive officers and did not make substantial changes to its executive compensation program.

You are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative discussion contained in this proxy statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy and practices seek to pay for performance and align shareholder and executive interests.

Accordingly, we are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the shareholders of American Homes 4 Rent approve, on an advisory basis, the compensation paid to the company’s named executive officers, as disclosed in this proxy statement for the 2019 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

The vote on the compensation of our named executive is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Board Recommendation

The Board unanimously recommends that you vote “FOR” approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules.

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CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

Before August 31, 2016, the company’s sponsor, American Homes 4 Rent, LLC (AH LLC), owned, on a fully diluted basis, excluding partnership interests owned by the company and including all partnership units in our operating partnership owned by AH LLC, approximately 15.9% of the company. On August 31, 2016, AH LLC was liquidated and the ownership interests it held in the company were distributed to its members, including Messrs. Singelyn, Corrigan, Goldberg and HF Investments, LLC.

Registration Rights Agreement

In connection with the internalization of our management, which was previously provided by AH LLC and its affiliates, we entered into a registration rights agreement with AH LLC providing for registration rights exercisable after December 10, 2015. The benefits of this registration rights agreement were transferred to the former members of AH LLC when it was liquidated, including Messrs. Singelyn, Corrigan and Goldberg and HF Investments, LLC (collectively, the Reg Rights Holders). On February 26, 2019, we filed a resale prospectus supplement to register the Class A common shares owned by and issuable on conversion of operating partnership units owned by Messrs. Singelyn, Corrigan and Goldberg.

Employment

Mr. Corrigan’s brother-in-law, Tom Maloney, is an employee of the company and received compensation during 2018 valued at approximately $180,900.

Ms. Gustavson’s son, Grant Gustavson, is an employee of the company and received compensation during 2018 valued at approximately $135,500.

Related Party Transaction Approval Policy and Procedures

We have adopted a written policy for the review and approval of related party transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that either the Audit Committee or our full Board is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) the company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, trustee or nominee for election as trustee, or a greater than 5% beneficial owner of our common shares, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

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GENERAL INFORMATION ABOUT THE MEETING

Date, time and place of the annual meeting: The Annual Meeting will be held on Thursday, May 9, 2019 at 10:00 a.m., local time, at the company’s office located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

Purpose of this proxy solicitation: We are providing these proxy materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our 2019 Annual Meeting or any adjournments or postponements thereof. We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail because you were a shareholder as of March 8, 2019 the record date fixed by the Board and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important notice regarding delivery of security holder documents: We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 22, 2019, excluding exhibits. On or about March 29, 2019, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy material, you should follow the instructions for requesting those materials included in the Notice.

Availability of proxy statement and annual report: All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2018 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2018. Additional copies are available at: www.americanhomes4rent.com on the Investor Relations section. The company will furnish any shareholder with a paper copy of the 2018 Annual Report on Form 10-K, excluding exhibits, without charge, upon a written request to: Investor Relations, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

Who can vote: Only shareholders of record at the close of business on the record date of March 8, 2019 will be entitled to vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting. On the record date, approximately 296,591,961 of the company’s Class A common shares and 635,075 Class B common shares were issued and outstanding. Holders of Class A common shares and Class B common shares vote together on the matters for the election of trustees, ratification of the appointment of the company’s independent registered public accounting firm and approval, on an advisory basis, of the compensation of our named executive officers. If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Voting Rights. Each holder of Class A common shares is entitled to one vote per share. Each holder of Class B common shares is entitled to fifty votes per share. The company’s dual class structure was put in place when the company was organized to provide voting rights to holders of non-voting units in

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GENERAL INFORMATION ABOUT THE MEETING

the company’s operating partnership corresponding with their equity ownership. All Class B shares are currently held by an affiliate of the Hughes Family, HF Investments, LLC. Including their ownership of common shares and operating partnership units, the Hughes Family owns approximately 25.35% of the company on a fully diluted basis. Including their Class B shares, the Hughes Family holds approximately 22.00% of the eligible votes for the Annual Meeting, which is less than their ownership in the company.

How votes are counted: Provided that shareholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy at the Annual Meeting, each matter may be approved as follows:

•

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of votes cast “for” a trustee nominee must exceed the number of votes cast “against” or “withheld” from that nominee.) Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

•

The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders or our common shares is required to approve Proposal 2. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. For purposes of the foregoing, a majority of the votes cast means that the number of votes that are cast and are voted “for” the resolution must exceed the number of votes that are voted “against” the resolution.

•

The advisory vote on executive compensation in Proposal 3 is non-binding, however, the Compensation Committee will consider and take into account the voting results in making future executive compensation decisions. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of our common shares is required to approve Proposal 3. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. For purposes of the foregoing, a majority of the votes cast means that the number of votes that are cast and are voted “for” the resolution must exceed the number of votes that are voted “against” the resolution.

Trustee nominees who do not receive a majority of the votes cast: If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating and Corporate Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How to vote:

If you attend the Annual Meeting: Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

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GENERAL INFORMATION ABOUT THE MEETING

If you don’t attend the Annual Meeting: Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•

By Internet – Shareholders who receive a Notice about the Internet availability of our proxy materials may submit proxies over the internet by following the instructions on the Notice. Shareholders who receive a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone – If provided on your proxy card or voting instruction card, you may submit proxies over the telephone by following the instructions on the proxy card or voting instruction card. When voting, you will need to have available the control number that appears on the card.

•

By Mail – Shareholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-paid envelope.

Properly completed and submitted proxy cards and voting instruction cards and proxies properly submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How proxies will be voted: If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you are a registered shareholder and grant a proxy but do not indicate how your shares should be voted on a matter, the common shares represented by your properly completed proxy/voting instruction card will be voted (1) “FOR” the election of each of the Board’s ten nominees for trustee, (2) “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for fiscal year 2019, (3) “FOR” approval of the compensation of our named executive officers, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

If you hold shares through a broker or nominee and do not provided the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

–	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposals 1 and 3 because NYSE rules treat these matters as non-routine.

–	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 2 because the matter is treated as routine under the NYSE rules.

Broker non-votes will not be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 3.

Changing your vote: You may change your vote before the vote at the Annual Meeting in accordance with the following procedures. If you are the shareholder of record, you may change your vote (1) by mail by mailing a new proxy card bearing a later date (which automatically revokes the earlier proxy),

48	American Homes 4 Rent – 2019 Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

(2) submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website, (3) by providing a written notice of revocation to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, CA 91301, prior to your shares being voted, or (4) by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee in accordance with their instructions, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum to conduct business at the Annual Meeting: A quorum is required to hold the Annual Meeting. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the Annual Meeting represent less than a majority of all the votes entitled to be cast at the Annual Meeting, the Annual Meeting may be adjourned to a later date for the purpose of obtaining a quorum.

If additional matters are presented at the meeting: Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David P. Singelyn and John Corrigan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

The Inspector of Elections: The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.

Contacting our transfer agent: Please contact our transfer agent at the phone number or address listed below, with questions concerning shares, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, Shareholder Services, 6201 15th Avenue, Brooklyn, NY 11219, phone number: (800) 937-5449 or (718) 921-8124.

Costs of this proxy solicitation: We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners.

American Homes 4 Rent – 2019 Proxy Statement	49

GENERAL INFORMATION ABOUT THE MEETING

Deadlines for receipt of shareholder proposals: Any shareholder proposal (including nominations for trustee) pursuant to SEC Rule 14a-8 intended to be presented at the 2020 Annual Meeting of Shareholders and included in the company’s 2019 proxy statement must be received by us at our executive offices no later than November 30, 2019. Any such proposal should be sent to the attention of our Secretary at the address noted below and must meet the requirements of the SEC rules and our bylaws.

In addition, pursuant to the advance notice provision in the company’s bylaws, notice of any proposal that a shareholder wishes to propose for consideration at the 2020 Annual Meeting of Shareholders (including nominations for trustee), but does not seek to include in the company’s 2020 proxy statement, must be delivered to the company no earlier than October 31, 2019 and no later than 5:00 p.m., Pacific Standard Time, on November 30, 2019 if the shareholder wishes for the company to describe the nature of the proposal in the company’s 2020 proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company for the 2019 Annual Meeting of Shareholders should be addressed to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

Other Matters: The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the common shares represented by the proxy in accordance with their best judgment on such matters.

Your vote is important: You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

50	American Homes 4 Rent – 2019 Proxy Statement

DIRECTIONS TO THE AMERICAN HOMES 4 RENT

2019 ANNUAL MEETING

The American Homes 4 Rent 2019 Annual Meeting of Shareholders will be at the company’s office located at 30601 Agoura Road, Agoura Hills, California 91301 and can be reached as follows:

From Los Angeles International Airport:

Head north on the 405 freeway and exit on the 101 freeway North. Exit and turn left (south) at the Reyes Adobe exit. Turn right (west) on Agoura Road. The office is on the right hand (north) side of Agoura Road. Free parking is available in designated areas and directions and registration for the meeting will be in the lobby.

AMERICAN HOMES 4 RENT 30601 Agoura Road, Suite 200 Agoura Hills, California 91301 This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees The undersigned, a record holder of Common Shares of American Homes 4 Rent, hereby appoints David P. Singelyn and John Corrigan, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 8, 2019, at the Annual Meeting of Shareholders to be held on May 9, 2019, and any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXIES WILL VOTE ALL COMMON SHARES TO WHICH THIS PROXY CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3. (Continued and to be signed on the reverse side.) 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN HOMES 4 RENT May 9, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.ah4r.com/ForInvestors/AnnualMeetingDocs2019 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033333333333030000 3 050919 THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” ALL THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 29, 2019. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15th AVENUE, BROOKLYN, NEW YORK 11219. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees To elect the 10 Trustee nominees named in the proxy statement: FOR AGAINST ABSTAIN B. Wayne Hughes David P. Singelyn John Corrigan Douglas N. Benham Tamara Hughes Gustavson Matthew J. Hart James H. Kropp Winifred M. Webb Jay Willoughby Kenneth M. Woolley 2. To ratify the Appointment of Ernst & Young LLP as the independent registered public accounting firm for American Homes 4 Rent for the fiscal year ending December 31, 2019. 3. To approve, on an advisory basis, the compensation of named executive officers. 4. Other matters: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.